Exhibit 99.1

August 3, 2023
FOR IMMEDIATE RELEASE
Investor Contact:  Mark Warren (205) 298-3220
Media Contact:  Janet Kavinoky (205) 298-3220

VULCAN REPORTS SECOND QUARTER 2023 RESULTS

Gross Margin Expansion Across All Product Lines
First Half Execution Supports Increase in Full Year Outlook

Birmingham, Alabama – August 3, 2023 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter ended June 30, 2023.

Financial Highlights Include:

	Second Quarter		Year-to-Date		Trailing-Twelve Months
Amounts in millions, except per unit data	2023	2022	2023	2022	2023	2022
Total revenues	$2,113	$1,954	$3,762	$3,495	$7,582	$6,618
Gross profit	$583	$446	$885	$715	$1,728	$1,461
Selling, Administrative and General (SAG)	$139	$134	$256	$253	$518	$482
As % of Total revenues	6.6%	6.9%	6.8%	7.3%	6.8%	7.3%
Net earnings attributable to Vulcan	$309	$187	$429	$279	$726	$594
Adjusted EBITDA	$595	$450	$933	$744	$1,814	$1,545
Earnings attributable to Vulcan from continuing operations per diluted share	$2.33	$1.50	$3.25	$2.20	$5.49	$4.56
Adjusted earnings attributable to Vulcan from continuing operations per diluted share	$2.29	$1.53	$3.25	$2.25	$6.11	$5.04
Aggregates segment
Shipments (tons)	63.4	63.8	115.1	116.8	234.6	234.7
Freight-adjusted sales price per ton	$18.69	$16.25	$18.68	$15.91	$17.76	$15.41
Gross profit	$499	$402	$801	$645	$1,565	$1,343
Gross profit per ton	$7.87	$6.31	$6.96	$5.52	$6.67	$5.72
Cash gross profit	$618	$510	$1,033	$856	$2,027	$1,750
Cash gross profit per ton	$9.76	$7.99	$8.98	$7.33	$8.64	$7.45

Tom Hill, Vulcan Materials’ Chairman and Chief Executive Officer, said, “Our earnings growth through the first half of 2023 reflects the compounding benefits of the consistent execution of our strategic disciplines and the strength of our aggregates-led business.  Aggregates gross profit margin has expanded 230 basis points, and cash gross profit per ton has improved 23 percent to $8.98 per ton.  Strong sales and operating momentum across our business is expected to carry through the rest of the year.  Shipments have benefited from large industrial projects, and residential construction activity has been better than expected.  As a result, we now expect to deliver full-year Adjusted EBITDA of $1.9 to $2.0 billion, an increase of $150 million compared to our initial expectations communicated in February.”

August 3, 2023
FOR IMMEDIATE RELEASE

Segment Results
Aggregates
In the second quarter, segment gross profit increased 24 percent to $499 million ($7.87 per ton), and gross profit margin expanded 290 basis points. This improvement resulted from strong pricing growth and improving efficiencies from our operating disciplines.  Earnings improvement was widespread across the Company’s footprint.

Aggregates shipments decreased 1 percent with variations across geographies.  Shipment activity in California was particularly strong, following the weather-impacted first quarter.  Certain markets in the Southeast benefited from healthy shipment activity to industrial projects.

The pricing environment remains positive across the Company’s footprint.  Freight-adjusted selling prices increased 15 percent, or $2.44 per ton, as compared to the prior year, with all markets realizing year-over-year improvement.

Consistent with expectations, freight-adjusted unit cash cost of sales increased 8 percent, or $0.67 per ton, over the prior year.  Persistent inflationary pressures for parts and supplies offset the benefit of lower diesel prices.

Pricing momentum and solid operational execution drove a 22 percent improvement in cash gross profit per ton to $9.76 per ton in the second quarter.  The Company remains focused on compounding improvements in unit profitability throughout the cycle through fixed cost leverage, price growth and operating efficiencies.

Asphalt, Concrete and Calcium
Asphalt segment gross profit was $57 million, an increase of $43 million over the prior year’s second quarter, and gross profit margin continued to expand.  Cash gross profit was $66 million versus $22 million in the prior year.  The year-over-year improvement in earnings was driven by a combination of strong shipment growth, continued pricing momentum and lower liquid asphalt cost.  Shipments increased 16 percent, benefiting from solid growth in Arizona and California, the Company’s largest asphalt markets.  Pricing increased 9 percent, or $6.10 per ton, with improvements across all markets.

Concrete segment gross profit was $27 million, and cash gross profit was $47 million in the second quarter.  Unit gross profit improved 22 percent, or $2.35 per cubic yard, despite lower shipments.  Second quarter shipments were impacted by the prior year divestiture of the Company’s operations in New York, New Jersey and Pennsylvania and the slowdown in residential construction activity.

Calcium segment gross profit was $1.1 million compared to $0.2 million in the prior year’s second quarter.

August 3, 2023
FOR IMMEDIATE RELEASE

Selling, Administrative and General (SAG)
SAG expense in the quarter was $139 million, or 6.6 percent of total revenues, a 30 basis points improvement versus the prior year.  Trailing-twelve-months SAG expense was 6.8 percent of total revenues.  The Company remains focused on further leveraging its overhead cost structure.

Financial Position, Liquidity and Capital Allocation
Through the first half of the year, cash provided by operating activities was $508 million, a 56 percent increase from the comparable prior year period.  Capital expenditures in the second quarter were $157 million, including both maintenance and growth projects.  Through the first half of 2023, capital expenditures were $270 million.  As planned, the Company expects to spend $600 to $650 million for maintenance and growth projects in 2023.  Additionally, the Company now expects to spend approximately $200 million on opportunistic land purchases for strategic reserves in California, North Carolina and Texas.  During the quarter, the Company returned $57 million to shareholders through dividends, an 8 percent increase versus the prior year, and $50 million to shareholders through repurchases of common stock.

On June 30, 2023, the ratio of total debt to trailing-twelve-months Adjusted EBITDA was 2.1 times (2.0 times on a net debt basis).

On a trailing-twelve-months basis, return on average invested capital was 14.7 percent, a 110 basis points improvement over the prior year.  The Company is focused on continuing to drive improvement through solid operating earnings growth coupled with disciplined capital management.

Outlook
Regarding the Company’s full-year outlook for 2023, Mr. Hill stated, “We are increasing our full-year earnings expectations to reflect aggregates shipment trends and the earnings momentum in our Asphalt segment.  Through the first half of the year, shipments have been in line with the upper end of our original expectations.  Private non-residential construction activity has remained healthy and should partially offset declines in residential activity which have been more moderate than anticipated.  As a result, we are updating our aggregates volume outlook to reflect shipment levels through the first half.  As always, we remain focused on the things we can control, and we are well positioned to navigate shifts in demand and deliver attractive earnings growth in 2023.”

Management expectations for 2023 include the following updates:
•	Aggregates shipments down 1 to 4 percent (236.3 million tons in 2022)
•	Total Asphalt, Concrete and Calcium segment cash gross profit of approximately $295 million
o	Asphalt expected to contribute 50 to 55 percent of non-aggregates cash gross profit with mid-single digit growth in both volume and price
o	Concrete expected to contribute 45 to 50 percent of non-aggregates cash gross profit reflecting the impact of the weather-challenged first quarter
•	Net earnings attributable to Vulcan of between $855 and $935 million
•	Adjusted EBITDA of between $1.9 and $2.0 billion
All other aspects of the Company’s expectations for 2023 remain unchanged.

August 3, 2023
FOR IMMEDIATE RELEASE

Conference Call
Vulcan will host a conference call at 10:00 a.m. CT on August 3, 2023.  A webcast will be available via the Company’s website at www.vulcanmaterials.com.  Investors and other interested parties may access the teleconference live by calling 800-343-4849, or 203-518-9814 if outside the U.S.  The conference ID is 8433578.  The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

About Vulcan Materials Company
Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest supplier of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete.  For additional information about Vulcan, go to www.vulcanmaterials.com.

Non-GAAP Financial Measures
Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, other than the reconciliation of Projected EBITDA as included in Appendix 2 hereto. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

FORWARD-LOOKING STATEMENT DISCLAIMER
This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements.  Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales.  These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

August 3, 2023
FOR IMMEDIATE RELEASE

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements.  The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; a pandemic, epidemic or other public health emergency, such as the COVID-19 outbreak; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; international business operations and relationships, including recent actions taken by the Mexican government with respect to Vulcan’s property and operations in that country; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, biodiversity, land use, wetlands, greenhouse gas emissions, the definition of minerals, tax policy and domestic and international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena, including the impact of climate change and availability of water; availability and cost of trucks, railcars, barges and ships as well as their licensed operators for transport of Vulcan’s materials; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; labor relations, shortages and constraints; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; the risks of open pit and underground mining; expectations relating to environmental, social and governance considerations; claims that our products do not meet regulatory requirements or contractual specifications; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC.  All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Source: Vulcan Materials Company

Table A
Vulcan Materials Company
and Subsidiary Companies

(in millions, except per share data)
Consolidated Statements of Earnings	Three Months Ended June 30		Six Months Ended June 30
(Condensed and unaudited)	2023	2022	2023	2022

Total revenues	$2,112.9	$1,954.3	$3,761.8	$3,495.0
Cost of revenues	(1,529.6)	(1,508.1)	(2,876.5)	(2,780.1)
Gross profit	583.3	446.2	885.3	714.9

Selling, administrative and general expenses	(139.1)	(134.4)	(256.5)	(253.4)
Gain on sale of property, plant & equipment and businesses	16.7	2.0	18.5	4.6
Other operating expense, net	(9.8)	(6.2)	(9.0)	(11.6)
Operating earnings	451.1	307.6	638.3	454.5
Other nonoperating income (expense), net	(0.1)	(4.7)	1.3	(3.0)
Interest expense, net	(46.7)	(38.7)	(95.7)	(74.7)
Earnings from continuing operations before income taxes	404.3	264.2	543.9	376.8
Income tax expense	(92.0)	(63.7)	(108.6)	(82.4)
Earnings from continuing operations	312.3	200.5	435.3	294.4
Loss on discontinued operations, net of tax	(3.7)	(13.1)	(5.8)	(14.9)
Net earnings	308.6	187.4	429.5	279.5
Earnings attributable to noncontrolling interest	0.0	(0.1)	(0.2)	(0.4)
Net earnings attributable to Vulcan	$308.6	$187.3	$429.3	$279.1

Basic earnings (loss) per share attributable to Vulcan
Continuing operations	$2.34	$1.51	$3.27	$2.21
Discontinued operations	$(0.02)	$(0.10)	$(0.05)	$(0.11)
Net earnings	$2.32	$1.41	$3.22	$2.10

Diluted earnings (loss) per share attributable to Vulcan
Continuing operations	$2.33	$1.50	$3.25	$2.20
Discontinued operations	$(0.02)	$(0.10)	$(0.04)	$(0.11)
Net earnings	$2.31	$1.40	$3.21	$2.09

Weighted-average common shares outstanding
Basic	133.2	133.0	133.2	133.0
Assuming dilution	133.8	133.5	133.7	133.6
Effective tax rate from continuing operations	22.8%	24.1%	20.0%	21.9%

Table B
Vulcan Materials Company
and Subsidiary Companies

	(in millions)
Consolidated Balance Sheets (Condensed and unaudited)	June 30 2023	December 31 2022	June 30 2022

Assets
Cash and cash equivalents	$166.0	$161.4	$120.7
Restricted cash	2.2	0.1	3.0
Accounts and notes receivable
Accounts and notes receivable, gross	1,174.6	1,056.2	1,121.6
Allowance for credit losses	(14.2)	(10.9)	(10.0)
Accounts and notes receivable, net	1,160.4	1,045.3	1,111.6
Inventories
Finished products	455.3	439.3	405.2
Raw materials	69.1	63.4	63.5
Products in process	7.2	6.0	4.8
Operating supplies and other	63.0	70.6	50.7
Inventories	594.6	579.3	524.2
Other current assets	120.5	115.9	140.0
Total current assets	2,043.7	1,902.0	1,899.5
Investments and long-term receivables	31.2	31.8	33.1
Property, plant & equipment
Property, plant & equipment, cost	11,561.5	11,306.4	10,831.1
Allowances for depreciation, depletion & amortization	(5,455.7)	(5,255.1)	(5,087.9)
Property, plant & equipment, net	6,105.8	6,051.3	5,743.2
Operating lease right-of-use assets, net	558.4	572.6	692.6
Goodwill	3,689.5	3,689.6	3,742.4
Other intangible assets, net	1,653.1	1,702.1	1,776.0
Other noncurrent assets	251.9	285.2	294.7
Total assets	$14,333.6	$14,234.6	$14,181.5
Liabilities
Current maturities of long-term debt	0.5	0.5	0.5
Short-term debt	0.0	100.0	176.0
Trade payables and accruals	402.1	454.5	441.0
Other current liabilities	390.7	401.6	411.8
Total current liabilities	793.3	956.6	1,029.3
Long-term debt	3,873.2	3,875.2	3,873.7
Deferred income taxes, net	1,069.8	1,072.8	1,036.1
Deferred revenue	149.9	159.8	163.9
Noncurrent operating lease liabilities	537.5	548.4	645.1
Other noncurrent liabilities	683.5	669.6	689.2
Total liabilities	$7,107.2	$7,282.4	$7,437.3
Equity
Common stock, $1 par value	132.9	132.9	132.9
Capital in excess of par value	2,845.4	2,839.0	2,817.3
Retained earnings	4,375.7	4,111.4	3,921.4
Accumulated other comprehensive loss	(151.4)	(154.7)	(150.5)
Total shareholder's equity	7,202.6	6,928.6	6,721.1
Noncontrolling interest	23.8	23.6	23.1
Total equity	$7,226.4	$6,952.2	$6,744.2
Total liabilities and equity	$14,333.6	$14,234.6	$14,181.5

Table C
Vulcan Materials Company
and Subsidiary Companies

	(in millions)
Consolidated Statements of Cash Flows		Six Months Ended June 30
(Condensed and unaudited)	2023	2022
Operating Activities
Net earnings	$429.5	$279.5
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	303.3	284.0
Noncash operating lease expense	27.3	31.3
Net gain on sale of property, plant & equipment and businesses	(18.5)	(4.6)
Contributions to pension plans	(3.8)	(3.9)
Share-based compensation expense	24.3	18.2
Deferred tax provision (benefit)	(4.7)	6.6
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	(256.9)	(289.2)
Other, net	7.0	3.6
Net cash provided by operating activities	$507.5	$325.5
Investing Activities
Purchases of property, plant & equipment	(354.6)	(290.6)
Proceeds from sale of property, plant & equipment	20.5	10.2
Proceeds from sale of businesses	130.0	0.0
Payment for businesses acquired, net of acquired cash and adjustments	0.9	(188.1)
Other, net	0.0	(0.2)
Net cash used for investing activities	$(203.2)	$(468.7)
Financing Activities
Proceeds from short-term debt	75.0	559.8
Payment of short-term debt	(175.0)	(383.8)
Payment of current maturities and long-term debt	(550.4)	(7.6)
Proceeds from issuance of long-term debt	550.0	0.0
Debt issuance and exchange costs	(3.4)	(0.7)
Payment of finance leases	(11.6)	(18.8)
Purchases of common stock	(49.9)	0.0
Dividends paid	(114.4)	(106.3)
Share-based compensation, shares withheld for taxes	(17.8)	(17.2)
Other, net	(0.1)	0.0
Net cash provided by (used for) financing activities	$(297.6)	$25.4
Net increase (decrease) in cash and cash equivalents and restricted cash	6.7	(117.8)
Cash and cash equivalents and restricted cash at beginning of year	161.5	241.5
Cash and cash equivalents and restricted cash at end of period	$168.2	$123.7

Table D
Segment Financial Data and Unit Shipments

(in millions, except per unit data)
	Three Months Ended June 30		Six Months Ended June 30

	2023	2022	2023	2022
Total Revenues
Aggregates [1]	$1,578.4	$1,401.8	$2,872.8	$2,523.0
Asphalt [2]	337.4	274.8	507.1	442.0
Concrete	343.5	422.3	628.7	782.8
Calcium	2.4	1.4	4.6	3.3
Segment sales	$2,261.7	$2,100.3	$4,013.2	$3,751.1
Aggregates intersegment sales	(148.8)	(146.0)	(251.4)	(256.1)
Total revenues	$2,112.9	$1,954.3	$3,761.8	$3,495.0
Gross Profit
Aggregates	$498.6	$402.4	$801.3	$645.2
Asphalt	56.6	13.6	57.4	10.7
Concrete	27.0	30.0	24.7	58.2
Calcium	1.1	0.2	1.9	0.8
Total	$583.3	$446.2	$885.3	$714.9
Depreciation, Depletion, Accretion and Amortization
Aggregates	$119.6	$107.3	$231.9	$210.9
Asphalt	8.9	8.5	17.8	17.1
Concrete	19.5	20.7	39.9	41.8
Calcium	0.0	0.1	0.1	0.1
Other	6.9	6.4	13.6	14.1
Total	$154.9	$143.0	$303.3	$284.0
Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$1,184.4	$1,036.6	$2,150.3	$1,859.3
Aggregates - tons	63.4	63.8	115.1	116.8
Freight-adjusted sales price [4]	$18.69	$16.25	$18.68	$15.91

Other Products
Asphalt Mix - tons	4.0	3.4	6.1	5.7
Asphalt Mix - sales price [5]	$75.52	$69.42	$74.80	$67.25

Ready-mixed concrete - cubic yards	2.1	2.8	3.9	5.3
Ready-mixed concrete - sales price [5]	$163.82	$148.75	$162.64	$146.43

1 Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.
2 Includes product sales, as well as service revenues from our asphalt construction paving business.
3 Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business.
4 Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.
5 Sales price is calculated by dividing revenues generated from the shipment of product (excluding service revenues generated by the segments) by total units of the product shipped.

Appendix 1

1.   Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure and should not be considered as an alternative to metrics defined by GAAP. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

(in millions, except per ton data)
	Three Months Ended June 30		Six Months Ended June 30		Trailing Twelve Months Ended June 30

	2023	2022	2023	2022	2023	2022
Aggregates segment
Segment sales	$1,578.4	$1,401.8	$2,872.8	$2,523.0	$5,622.5	$4,847.7
Less: Freight & delivery revenues [1]	364.7	336.0	674.5	608.3	1,357.3	1,128.2
Other revenues	29.3	29.2	48.0	55.4	99.0	101.3
Freight-adjusted revenues	$1,184.4	$1,036.6	$2,150.3	$1,859.3	$4,166.2	$3,618.2
Unit shipments - tons	63.4	63.8	115.1	116.8	234.6	234.7
Freight-adjusted sales price	$18.69	$16.25	$18.68	$15.91	$17.76	$15.41

1 At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

GAAP does not define "Cash gross profit," and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Cash Gross Profit

(in millions, except per ton data)
	Three Months Ended June 30		Six Months Ended June 30		Trailing Twelve Months Ended June 30
	2023	2022	2023	2022	2023	2022
Aggregates segment
Gross profit	$498.6	$402.4	$801.3	$645.2	$1,564.6	$1,343.4
Depreciation, depletion, accretion and amortization	119.6	107.3	231.9	210.9	462.1	406.2
Aggregates segment cash gross profit	$618.2	$509.7	$1,033.2	$856.1	$2,026.7	$1,749.6
Unit shipments - tons	63.4	63.8	115.1	116.8	234.6	234.7
Aggregates segment gross profit per ton	$7.87	$6.31	$6.96	$5.52	$6.67	$5.72
Aggregates segment cash gross profit per ton	$9.76	$7.99	$8.98	$7.33	$8.64	$7.45
Asphalt segment
Gross profit	$56.6	$13.6	$57.4	$10.7	$104.0	$21.4
Depreciation, depletion, accretion and amortization	8.9	8.5	17.8	17.1	35.9	34.9
Asphalt segment cash gross profit	$65.5	$22.1	$75.2	$27.8	$139.9	$56.3
Concrete segment
Gross profit	$27.0	$30.0	$24.7	$58.2	$55.7	$94.5
Depreciation, depletion, accretion and amortization	19.5	20.7	39.9	41.8	81.2	75.3
Concrete segment cash gross profit	$46.5	$50.7	$64.6	$100.0	$136.9	$169.8

Appendix 2
Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA), and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

EBITDA and Adjusted EBITDA

(in millions)
	Three Months Ended June 30		Six Months Ended June 30		Trailing Twelve Months Ended June 30
	2023	2022	2023	2022	2023	2022
Net earnings attributable to Vulcan	$308.6	$187.3	$429.3	$279.1	$725.7	$594.0
Income tax expense	90.8	59.2	106.6	77.2	215.8	159.2
Interest expense, net	46.7	38.7	95.7	74.7	189.3	147.6
Depreciation, depletion, accretion and amortization	154.9	143.0	303.3	284.0	606.8	543.5
EBITDA	$601.0	$428.2	$934.8	$715.0	$1,737.7	$1,444.2
Loss on discontinued operations	$4.9	$17.6	$7.9	$20.0	$13.0	$21.2
Gain on sale of real estate and businesses, net	(15.2)	0.0	(15.2)	0.0	(21.3)	0.0
Charges associated with divested operations	4.3	0.4	4.7	0.7	7.8	1.5
Acquisition related charges [1]	0.3	4.0	0.8	8.4	9.5	56.4
COVID-19 direct incremental costs	0.0	0.0	0.0	0.0	0.0	9.6
Pension settlement charge	0.0	0.0	0.0	0.0	0.0	12.1
Loss on impairments	0.0	0.0	0.0	0.0	67.8	0.0
Adjusted EBITDA	$595.3	$450.2	$932.9	$744.1	$1,814.5	$1,545.1

1 Represents charges associated with acquisitions requiring clearance under federal antitrust laws. Cost for trailing-twelve months ended June 30, 2022 include U.S. Concrete acqusition related expenses of $21.8 million, the cost impact of purchase accounting inventory valuations of $14.8 million and change in control severance and retention charges of $16.0 million.

Similar to our presentation of Adjusted EBITDA, we present Adjusted diluted earnings per share (EPS) attributable to Vulcan from continuing operations to provide a more consistent comparison of earnings performance from period to period. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

Adjusted Diluted EPS attributable to Vulcan from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended June 30		Six Months Ended June 30		Trailing Twelve Months Ended June 30

	2023	2022	2023	2022	2023	2022
Net earnings attributable to Vulcan	$2.31	$1.40	$3.21	$2.09	$5.43	$4.44
Less: Discontinued operations	(0.02)	(0.10)	(0.04)	(0.11)	(0.06)	(0.12)
Diluted EPS attributable to Vulcan from continuing operations	$2.33	$1.50	$3.25	$2.20	$5.49	$4.56
Items included in Adjusted EBITDA above, net of tax	(0.06)	0.03	(0.05)	0.05	0.46	0.48
NOL carryforward valuation allowance	0.02	0.00	0.05	0.00	0.16	0.00
Adjusted diluted EPS attributable to Vulcan from continuing operations	$2.29	$1.53	$3.25	$2.25	$6.11	$5.04

The following reconciliation to the mid-point of the range of 2023 Projected EBITDA excludes adjustments (as noted in Adjusted EBITDA above) as they are difficult to forecast (timing or amount). Due to the difficulty in forecasting such adjustments, we are unable to estimate their significance. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

2023 Projected EBITDA

(in millions)
Mid-point
Net earnings attributable to Vulcan	$895
Income tax expense	250
Interest expense, net of interest income	195
Depreciation, depletion, accretion and amortization	610
Projected EBITDA	$1,950

Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, other than the reconciliation of Projected EBITDA as noted above. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Appendix 3
Reconciliation of Non-GAAP Measures (Continued)

Net debt to Adjusted EBITDA is not a GAAP measure and should not be considered as an alternative to metrics defined by GAAP. We, the investment community and credit rating agencies use this metric to assess our leverage. Net debt subtracts cash and cash equivalents and restricted cash from total debt. Reconciliation of this metric to its nearest GAAP measure is presented below:

Net Debt to Adjusted EBITDA

			(in millions)
			June 30
	2023		2022
Debt
Current maturities of long-term debt	$0.5		$0.5
Short-term debt	0.0		176.0
Long-term debt	3,873.2		3,873.7
Total debt	$3,873.7		$4,050.2
Less: Cash and cash equivalents and restricted cash	168.2		123.7
Net debt	$3,705.5		$3,926.5
Trailing-Twelve Months (TTM) Adjusted EBITDA	$1,814.5		$1,545.1
Total debt to TTM Adjusted EBITDA	2.1	x	2.6	x
Net debt to TTM Adjusted EBITDA	2.0	x	2.5	x

We define “Return on Invested Capital” (ROIC) as Adjusted EBITDA for the trailing-twelve months divided by average invested capital (as illustrated below) during the trailing 5-quarters. Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric EBITDA. We believe that our ROIC metric is meaningful because it helps investors assess how effectively we are deploying our assets. Although ROIC is a standard financial metric, numerous methods exist for calculating a company’s ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

Return on Invested Capital

	(dollars in millions)
	Trailing Twelve Months Ended
	June 30	June 30
	2023	2022
Adjusted EBITDA	$1,814.5	$1,545.1
Average invested capital
Property, plant & equipment, net	$5,986.1	$5,385.6
Goodwill	3,703.1	3,599.0
Other intangible assets	1,703.7	1,640.0
Fixed and intangible assets	$11,392.9	$10,624.6

Current assets	$1,994.5	$1,835.5
Less: Cash and cash equivalents	148.1	320.6
Less: Current tax	52.6	46.2
Adjusted current assets	1,793.8	1,468.7

Current liabilities	980.0	833.5
Less: Current maturities of long-term debt	0.5	7.5
Less: Short-term debt	117.6	55.2
Adjusted current liabilities	861.9	770.8
Adjusted net working capital	$931.9	$697.9

Average invested capital	$12,324.8	$11,322.5

Return on invested capital	14.7%	13.6%